OMB APPROVAL
                                                         ------------
                           UNITED STATES                 OMB Number:
                SECURITIES AND EXCHANGE COMMISSION        3235-0145
                      Washington, D.C. 20549               Expires:
                                                       October 31, 2002
                                                          Estimated
                                                        average burden
                                                          hours per
                                                       response: 14.90

                          SCHEDULE 13D

            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (AMENDMENT NO. 2)*

                Alternative Resources Corporation
------------------------------------------------------------------
                        (Name of Issuer)

                    Common Stock, $.01 par value
------------------------------------------------------------------
                 (Title of Class of Securities)

                             02145R
------------------------------------------------------------------
                         (CUSIP Number)

                    Wynnchurch Capital, Ltd.
                   150 Field Drive, Suite 165
                   Lake Forest, Illinois 60045
                         (847) 604-6100
                   Attention: John A. Hatherly

                         with a copy to:

                     Mark T. Kindelin, Esq.
                     Barry L. Fischer, Esq.
                        Altheimer & Gray
                      10 South Wacker Drive
                     Chicago, Illinois 60606
                         (312) 715-4000
------------------------------------------------------------------
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)

                         August 8, 2002
------------------------------------------------------------------
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. / /
Check the following box if a fee is being paid with the statement. / /

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 02145R                                Page 2 of 21 Pages
------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

    Wynnchurch Capital Partners, L.P.
------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
    (a) /x/
    (b) / /
------------------------------------------------------------------
3.  SEC USE ONLY
------------------------------------------------------------------
4.  SOURCE OF FUNDS:  WC
------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  / /
------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
------------------------------------------------------------------
    NUMBER OF
     SHARES       7.  SOLE VOTING POWER: 7,380,312<F2>
  BENEFICIALLY  --------------------------------------------------
    OWNED BY      8.  SHARED VOTING POWER: -0-
     EACH       --------------------------------------------------
   REPORTING      9.  SOLE DISPOSITIVE POWER: 7,380,312<F2>
    PERSON      --------------------------------------------------
     WITH        10.  SHARED DISPOSITIVE POWER: -0-
------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON: 15,000,000<F1>
------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES:  / /
------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11): 45.9%<F3>
------------------------------------------------------------------
14. TYPE OF REPORTING PERSON:  PN
------------------------------------------------------------------

<F1>
Based on (i) Warrant to purchase 4,920,208 shares of common stock issued to Wynnchurch Capital Partners, L.P. and Warrant to purchase 5,079,792 shares of common stock issued to Wynnchurch Capital Partners Canada, L.P.; (ii) Note issued to Wynnchurch Capital Partners, L.P, convertible into a total of 1,968,083 shares of common stock and Note issued to Wynnchurch Capital Partners Canada, L.P. convertible into a total of 2,031,917 shares of common stock; and (iii) Contingent Warrant to purchase 492,021 shares of common stock issued to Wynnchurch Capital Partners, L.P. and Contingent Warrant to purchase 507,979 shares of common stock issued to Wynnchurch Capital Partners Canada, L.P.
<F2>
Power is exercised through Wynnchurch Management, Inc., the sole general partner of the sole general partner of Wynnchurch Capital Partners, L.P. and Wynnchurch GP Canada, Inc., the sole general partner of the sole general partner of Wynnchurch Capital Partners Canada, L.P.
<F3>
Based on 32,702,819 shares of common stock outstanding, computed by adding the 17,702,819 shares of common stock outstanding as of May 6, 2002, as disclosed on Issuer's 10Q filed with the SEC on May 15, 2002, and the 15,000,000 shares of common stock which would be newly issued upon full exercise of the Warrants and Contingent Warrants and full conversion of the Notes (as herein defined).

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CUSIP No. 02145R                                 Page 3 of 21 Pages
-------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

    Wynnchurch Partners, L.P.
-------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
    (a) / /
    (b) /x/
-------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------
4.  SOURCE OF FUNDS: Not applicable
-------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): / /
-------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
-------------------------------------------------------------------
    NUMBER OF
     SHARES       7.  SOLE VOTING POWER: 7,380,312<F1>
  BENEFICIALLY  ---------------------------------------------------
    OWNED BY      8.  SHARED VOTING POWER: -0-
     EACH       ---------------------------------------------------
   REPORTING      9.  SOLE DISPOSITIVE POWER: 7,380,312<F1>
    PERSON      ---------------------------------------------------
     WITH        10.  SHARED DISPOSITIVE POWER: -0-
-------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON: 15,000,000<F1>
-------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES: / /
-------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11): 45.9%<F2>
-------------------------------------------------------------------
14. TYPE OF REPORTING PERSON:  PN
-------------------------------------------------------------------

<F1>
Solely in its capacity as the sole general partner of Wynnchurch Capital Partners, L.P.
<F2>
Based on 32,702,819 shares of common stock outstanding, computed by adding the 17,702,819 shares of common stock outstanding as of May 6, 2002, as disclosed on Issuer's 10Q and the 15,000,000 shares of common stock which would be newly issued upon full exercise of the Warrants and Contingent Warrants and full conversion of the Notes (as herein defined).

-------------------------------------------------------------------
CUSIP No. 02145R                                 Page 4 of 21 Pages
-------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

    Wynnchurch Management, Inc.
-------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
    (a) / /
    (b) /x/
-------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------
4.  SOURCE OF FUNDS: Not applicable
-------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): / /
-------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
-------------------------------------------------------------------
    NUMBER OF
     SHARES       7.  SOLE VOTING POWER: 7,380,312<F1>
  BENEFICIALLY  ---------------------------------------------------
    OWNED BY      8.  SHARED VOTING POWER: -0-
     EACH       ---------------------------------------------------
   REPORTING      9.  SOLE DISPOSITIVE POWER: 7,380,312<F1>
    PERSON      ---------------------------------------------------
     WITH        10.  SHARED DISPOSITIVE POWER: -0-
-------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON: 15,000,000<F1>
-------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES: / /
-------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11): 45.9%<F2>
-------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------

<F1>
Solely in its capacity as the sole general partner of Wynnchurch Partners, L.P.
<F2>
Based on 32,702,819 shares of common stock outstanding, computed by adding the 17,702,819 shares of common stock outstanding as of May 6, 2002, as disclosed on Issuer's 10Q and the 15,000,000 shares of common stock which would be newly issued upon full exercise of the Warrants and Contingent Warrants and full conversion of the Notes (as herein defined).

-------------------------------------------------------------------
CUSIP No. 02145R                                 Page 5 of 21 Pages
-------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

    Wynnchurch Capital Partners Canada, L.P.
-------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
    (a) /x/
    (b) / /
-------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------
4.  SOURCE OF FUNDS: WC
-------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): / /
-------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION: Alberta, Canada
-------------------------------------------------------------------
    NUMBER OF
     SHARES       7.  SOLE VOTING POWER: 7,619,688<F2>
  BENEFICIALLY  ---------------------------------------------------
    OWNED BY      8.  SHARED VOTING POWER: -0-
     EACH       ---------------------------------------------------
   REPORTING      9.  SOLE DISPOSITIVE POWER: 7,619,688<F2>
    PERSON      ---------------------------------------------------
     WITH        10.  SHARED DISPOSITIVE POWER: -0-
-------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON: 15,000,000<F1><F2>
-------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: / /
-------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11): 45.9%<F3>
-------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  PN
-------------------------------------------------------------------

<F1>
Based on (i) Warrant to purchase 4,920,208 shares of common stock issued to Wynnchurch Capital Partners, L.P. and Warrant to purchase 5,079,792 shares of common stock issued to Wynnchurch Capital Partners Canada, L.P.; (ii) Note issued to Wynnchurch Capital Partners, L.P, convertible into a total of 1,968,083 shares of common stock and Note issued to Wynnchurch Capital Partners Canada, L.P. convertible into a total of 2,031,917 shares of common stock; and (iii) Contingent Warrant to purchase 492,021 shares of common stock issued to Wynnchurch Capital Partners, L.P. and Contingent Warrant to purchase 507,979 shares of common stock issued to Wynnchurch Capital Partners Canada, L.P.
<F2>
Power is exercised through Wynnchurch Management, Inc., the sole general partner of the sole general partner of Wynnchurch Capital Partners, L.P. and Wynnchurch GP Canada, Inc., the sole general partner of the sole general partner of Wynnchurch Capital Partners Canada, L.P.
<F3>
Based on 32,702,819 shares of common stock outstanding, computed by adding the 17,702,819 shares of common stock outstanding as of May 6, 2002, as disclosed on Issuer's 10Q and the 15,000,000 shares of common stock which would be newly issued upon full exercise of the Warrants and Contingent Warrants and full conversion of the Notes (as herein defined).

-------------------------------------------------------------------
CUSIP No. 02145R                                 Page 6 of 21 Pages
-------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

    Wynnchurch Partners Canada, L.P.
-------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
    (a) / /
    (b) /x/
-------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------
4.  SOURCE OF FUNDS: Not applicable
-------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): / /
-------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION: Alberta, Canada
-------------------------------------------------------------------
    NUMBER OF
     SHARES       7.  SOLE VOTING POWER: 7,619,688<F1>
  BENEFICIALLY  ---------------------------------------------------
    OWNED BY      8.  SHARED VOTING POWER: -0-
     EACH       ---------------------------------------------------
   REPORTING      9.  SOLE DISPOSITIVE POWER: 7,619,688<F1>
    PERSON      ---------------------------------------------------
     WITH        10.  SHARED DISPOSITIVE POWER: -0-
-------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON: 15,000,000<F1>
-------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: / /
-------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11): 45.9%<F2>
-------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON:  PN
-------------------------------------------------------------------

<F1>
Solely in its capacity as the sole general partner of Wynnchurch Capital Partners Canada, L.P.
<F2>
Based on 32,702,819 shares of common stock outstanding, computed by adding the 17,702,819 shares of common stock outstanding as of May 6, 2002, as disclosed on Issuer's 10Q and the 15,000,000 shares of common stock which would be newly issued upon full exercise of the Warrants and Contingent Warrants and full conversion of the Notes (as herein defined).

-------------------------------------------------------------------
CUSIP No. 02145R                                 Page 7 of 21 Pages
-------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

    Wynnchurch GP Canada, Inc.
-------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
    (a) / /
    (b) /x/
-------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------
4.  SOURCE OF FUNDS: Not applicable
-------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): / /
-------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
-------------------------------------------------------------------
    NUMBER OF
     SHARES       7.  SOLE VOTING POWER: 7,619,688<F1>
  BENEFICIALLY  ---------------------------------------------------
    OWNED BY      8.  SHARED VOTING POWER: -0-
     EACH       ---------------------------------------------------
   REPORTING      9.  SOLE DISPOSITIVE POWER: 7,619,688<F1>
    PERSON      ---------------------------------------------------
     WITH        10.  SHARED DISPOSITIVE POWER: -0-
-------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON: 15,000,000<F1>
-------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: / /
-------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
     ROW (11):   45.9%<F2>
-------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  CO
-------------------------------------------------------------------

<F1>
Solely in its capacity as the sole general partner of Wynnchurch Partners Canada, L.P.
<F2>
Based on 32,702,819 shares of common stock outstanding, computed by adding the 17,702,819 shares of common stock outstanding as of May 6, 2002, as disclosed on Issuer's 10Q and the 15,000,000 shares of common stock which would be newly issued upon full exercise of the Warrants and Contingent Warrants and full conversion of the Notes (as herein defined).

     This Amendment No. 2 amends the Schedule 13D (the
"Original Schedule 13D") filed with the Securities Exchange Commission ("SEC") on February 8, 2002. Unless otherwise stated herein, the Original Schedule 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original
Schedule 13D, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on August 7, 2002.

Item 4.   Purpose of Transaction.
          ----------------------

Item 4 is hereby amended by inserting the following new paragraph after the tenth paragraph of Item 4:

     On August 8, 2002, Wynnchurch US, Wynnchurch Canada and the Issuer entered into a First Amendment and Waiver to Securities Purchase Agreement ("First Amendment"), attached as an exhibit hereto and incorporated herein by reference, pursuant to which the parties agreed to amend the Purchase Agreement as set forth therein. In connection with the First Amendment, on August 8, 2002, Wynnchurch US and Wynnchurch Canada delivered to Fleet Capital Corporation an Acknowledgement Letter ("Acknowledgement Letter"), attached as an exhibit hereto and incorporated herein by reference.

Item 7.   Materials to be Filed as Exhibits.
          ---------------------------------

Item 7 is hereby amended and restated as follows:


     Exhibit 1 Statement made pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations under the Securities
                   Exchange Act of 1934, as amended.

     Exhibit B     Securities Purchase Agreement dated January 31,
                   2002, between Issuer, Wynnchurch US and
                   Wynnchurch Canada (incorporated by reference to Exhibit B of the Original Schedule 13D filed on February 8, 2002).

     Exhibit C     Senior Subordinated Note dated January 31, 2002,
                   in the principal amount of $4,920,208 to the order of Wynnchurch US (incorporated by reference to Exhibit C of the Original Schedule 13D filed on
                   February 8, 2002).

     Exhibit D     Senior Subordinated Note dated January 31, 2002,
                   in the principal amount of $5,079,792 to the order of Wynnchurch Canada (incorporated by reference to Exhibit D of the Original Schedule 13D filed on
                   February 8, 2002).

     Exhibit E     Warrant to purchase 4,920,208 Shares issued to
                   Wynnchurch US (incorporated by reference to Exhibit E of the Original Schedule 13D filed on February 8, 2002).

     Exhibit F     Warrant to purchase 5,079,792 Shares issued
                   to Wynnchurch Canada (incorporated by reference to Exhibit F of the Original Schedule 13D filed on February 8, 2002).

     Exhibit G     Contingent Warrant to purchase 492,021 Shares
                   issued to Wynnchurch US (incorporated by reference to Exhibit G of the Original Schedule 13D filed on February 8, 2002).

     Exhibit H     Contingent Warrant to purchase 507,979 Shares
                   issued to Wynnchurch Canada (incorporated by reference to Exhibit H of the Original Schedule
                   13D filed on February 8, 2002).

     Exhibit I Registration Rights Agreement dated January 31, 2002 by and among Issuer, Wynnchurch US and Wynnchurch Canada (incorporated by reference to

                   Exhibit I of the Original Schedule 13D filed on February 8, 2002).

     Exhibit J     Power of Attorney for Wynnchurch US, US GP and US
                   Management (incorporated by reference to Exhibit J of the Original Schedule 13D filed on February
                   8, 2002).

     Exhibit K     Power of Attorney for Wynnchurch Canada, Canada GP,
                   and Canada Management (incorporated by reference to Exhibit K of the Original Schedule 13D filed on February 8, 2002).

     Exhibit L     Subscription Agreement among Wynnchurch US,
                   Wynnchurch Canada and Robert Stanojev dated
                   August 5, 2002 (incorporated by reference to
                   Exhibit L of the Amendment No. 1 to Schedule 13D filed on August 7, 2002).

     Exhibit M     Warrant to purchase 500,000 Shares issued to Robert
                   Stanojev by Wynnchurch US and Wynnchurch Canada
                   (incorporated by reference to Exhibit M of the Amendment No. 1 to Schedule 13D filed on
                   August 7, 2002).

     Exhibit N     Letter Agreement regarding Issuer's Board
                   Composition among Wynnchurch US, Wynnchurch Canada and Issuer dated August 4, 2002 (incorporated by reference to Exhibit N of the Amendment No. 1 to Schedule 13D filed on August 7, 2002).

     Exhibit O     Joinder Agreement regarding Registration Rights
                   Agreement among Wynnchurch US, Wynnchurch Canada,
                   Robert Stanojev and Issuer dated August 5, 2002
                   (incorporated by reference to Exhibit O of the Amendment No. 1 to Schedule 13D filed on
                   August 7, 2002).

     Exhibit P     First Amendment to Securities Purchase Agreement
                   and Waiver among Wynnchurch US, Wynnchurch Canada and Issuer dated August 8, 2002.

     Exhibit Q     Acknowledgement Letter to Fleet Capital Corporation
                   from Wynnchurch US and Wynnchurch Canada dated
                   August 8, 2002.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     August 12, 2002
                              WYNNCHURCH CAPITAL PARTNERS, L.P.

                              By:  Wynnchurch Partners, L.P.,
                                   its general partner

                                   By:  Wynnchurch Management,
                                        Inc., its general partner


                                   By:   /s/ John A. Hatherly*
                                         --------------------
                                   Name: John A. Hatherly
                                   Its:  President

                              WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.

                              By:  Wynnchurch Partners Canada,
                                   L.P., its general partner


                                   By:  Wynnchurch GP Canada, Inc.,
                                        its general partner


                                   By:  /s/ John A. Hatherly*
                                        --------------------
                                   Name: John A. Hatherly
                                   Its:  President

                              WYNNCHURCH PARTNERS, L.P.

                              By:  Wynnchurch Management, Inc.,
                                   its general partner


                                   By: /s/ John A. Hatherly*
                                       --------------------
                                   Name: John A. Hatherly
                                   Its:  President

                              WYNNCHURCH MANAGEMENT, INC.

                              By: /s/ John A. Hatherly*
                                  --------------------
                              Name: John A. Hatherly
                              Its:  President

                              WYNNCHURCH PARTNERS CANADA, L.P.

                              By:  Wynnchurch GP Canada, Inc.,
                                   its general partner

                                   By:  /s/ John A. Hatherly*
                                        ---------------------
                                   Name: John A. Hatherly
                                   Its:  President

                              WYNNCHURCH GP CANADA, INC.

                              By:  /s/ John A. Hatherly*
                                   ----------------------
                              Name: John A. Hatherly
                              Its:  President


*By: /s/ Barry L. Fischer
     --------------------
     Barry L. Fischer
     Attorney-in-Fact

                         EXHIBIT INDEX
                         -------------

                                                                  Exhibit
                                                                  Page No.
                                                                  -------

Exhibit 1      Statement made pursuant to Rule 13d-1(k)(1)(iii)
               of Regulation 13D-G of the General Rules and
               Regulations under the Securities Exchange Act of
               1934, as amended.                                     1

Exhibit B      Securities Purchase Agreement dated January 31,
               2002, between Issuer, Wynnchurch US and Wynnchurch
               Canada (incorporated by reference to Exhibit B of the Original Schedule 13D filed on February 8, 2002).

Exhibit C      Senior Subordinated Note dated January 31, 2002,
               in the principal amount of $4,920,208 to the order of Wynnchurch US (incorporated by reference to Exhibit C of the Original Schedule 13D filed on
               February 8, 2002).

Exhibit D      Senior Subordinated Note dated January 31, 2002,
               in the principal amount of $5,079,792 to the order of Wynnchurch Canada (incorporated by reference to Exhibit D of the Original Schedule 13D filed on
               February 8, 2002).

Exhibit E      Warrant to purchase 4,920,208 Shares issued to
               Wynnchurch US (incorporated by reference to Exhibit E of the Original Schedule 13D filed on February 8, 2002).

Exhibit F      Warrant to purchase 5,079,792 Shares issued to
               Wynnchurch Canada (incorporated by reference to Exhibit F of the Original Schedule 13D filed on
               February 8, 2002).

Exhibit G      Contingent Warrant to purchase 492,021 Shares issued
               to Wynnchurch US (incorporated by reference to Exhibit G of the Original Schedule 13D filed on
               February 8, 2002).

Exhibit H      Contingent Warrant to purchase 507,979 Shares issued to
               Wynnchurch Canada (incorporated by reference to Exhibit H of the Original Schedule 13D filed on February 8, 2002).

Exhibit I Registration Rights Agreement dated January 31, 2002 by and among Issuer, Wynnchurch US and Wynnchurch Canada (incorporated by reference to Exhibit I of the Original
               Schedule 13D filed on February 8, 2002).

Exhibit J      Power of Attorney for Wynnchurch US, US GP and US
               Management (incorporated by reference to Exhibit J of the Original Schedule 13D filed on February 8, 2002).

Exhibit K      Power of Attorney for Wynnchurch Canada, Canada GP,
               and Canada Management (incorporated by reference to Exhibit K of the Original Schedule 13D filed on
               February 8, 2002).

Exhibit L      Subscription Agreement among Wynnchurch US,
               Wynnchurch Canada and Robert Stanojev dated August 5,
               2002 (incorporated by reference to Exhibit L of the Amendment No. 1 to Schedule 13D filed on August 7,
               2002).

Exhibit M      Warrant to purchase 500,000 Shares issued to Robert
               Stanojev by Wynnchurch US and Wynnchurch Canada
               (incorporated by reference to Exhibit M of the Amendment No. 1 to Schedule 13D filed on August
               7, 2002).

Exhibit N      Letter Agreement regarding Issuer's Board Composition
               among Wynnchurch US, Wynnchurch Canada and Issuer dated
               August 4, 2002 (incorporated by reference to Exhibit N of the Amendment No. 1 to Schedule 13D filed on August 7, 2002).

Exhibit O      Joinder Agreement regarding Registration Rights
               Agreement among Wynnchurch US, Wynnchurch Canada,
               Robert Stanojev and Issuer dated August 5, 2002
               (incorporated by reference to Exhibit O of the Amendment No. 1 to Schedule 13D filed on August
               7, 2002).

Exhibit P      First Amendment to Securities Purchase Agreement
               and Waiver among Wynnchurch US, Wynnchurch Canada
               and Issuer dated August 8, 2002.                      2

Exhibit Q      Acknowledgement Letter to Fleet Capital Corporation
               from Wynnchurch US and Wynnchurch Canada dated
               August 8, 2002.                                       7